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                                   EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
CoActive Marketing Group, Inc.


We consent to incorporation by reference in the registration statements (No. 333-02392 on Form S-8 and Nos. 333-60157 and 333-31934 on Form S-3) of CoActive Marketing Group, Inc. (formerly Inmark Enterprises, Inc.) of our report dated May 15, 2000, except as to note 5, which is as of June 26, 2000, relating to the consolidated balance sheets of CoActive Marketing Group, Inc. and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 annual report on Form 10-K of CoActive Marketing Group, Inc.



                                                                     KPMG LLP

Melville, New York
June 26, 2000